EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan of our reports dated June 15, 2005, with respect to the consolidated financial statements of Smithfield Foods, Inc., Smithfield Foods, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Smithfield Foods, Inc., included in its Annual Report (Form 10-K) for the year ended May 1, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

January 23, 2006